[SEYFARTH SHAW LETTERHEAD]	131 South Dearborn Street Suite 2400 Chicago, Illinois 60603 fax (312) 460-7000 www.seyfarth.com
Writer’s direct phone (312) 460-5563 mvandewater@seyfarth.com

November 3, 2014
VIA EMAIL (PDF) &
OVERNIGHT COURIER

Behringer Harvard South Riverside, LLC c/o TIER REIT, Inc. 17300 Dallas Parkway, Suite 1010 Dallas, Texas 75248 Attn: William J. Reister Email: breister@tierreit.com	Behringer Harvard South Riverside, LLC c/o TIER REIT, Inc. 17300 Dallas Parkway, Suite 1010 Dallas, Texas 75248 Attn: Michele Langenberg Email: mlangenberg@teirreit.com
Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attn: Randall M. Ratner Email: rratner@akingump.com

Re:
Agreement of Sale dated October 23, 2014 (the “Purchase Agreement”) among Behringer Harvard South Riverside, LLC (“Tier Chicago Party”), Tier Acquisitions, LLC (“Tier Dallas Party”), RREEF America L.L.C. (“RREEF Chicago Party”), and RREEF Sherry Lane L.P. (“RREEF Dallas Party”), and for the purchase and sale of the Chicago Property and Dallas Property referenced therein

Ladies and Gentlemen:
This letter is given on behalf of RREEF Chicago Party and RREEF Dallas Party to confirm the following with respect to the Purchase Agreement:
1.     RREEF Chicago Party has elected to waive its right to terminate the Purchase Agreement under Section 7.3 thereof. In this regard, please note that RREEF Chicago Party reserves its rights under the Purchase Agreement, including with respect to Sections 12.2.1.14 and Section 12.2.1.15 thereof;
2.     RREEF Chicago Party and RREEF Dallas Party have obtained all requisite Board approvals with respect to such party’s respective obligations under the Purchase Agreement;
3.    Each Buyer’s deadline to notify the applicable Seller in writing of such Buyer’s election to terminate any Service Contract (including any Assumed Service Contract) under Section 5.3.1 of the Purchase Agreement has been extended to 5:00 p.m. Central time on Thursday, November 6, 2014; and
4.    Each Seller’s deadline to provide the completed tenant estoppel certificates to the tenants under Section 12.2.1.13 of the Purchase Agreement has been extended to 5:00 p.m. Central time on Thursday, November 6, 2014.
Please note that Escrow Agent has confirmed receipt of the Additional Chicago Deposit and the Additional Dallas Deposit.

Behringer Harvard South Riverside, LLC Akin Gump Strauss Hauer & Feld LLP November 3, 2014 Page 2

Finally, earlier today you should have received a copy of RREEF Chicago Party’s Title Objections given in accordance with Section 7.1.1 of the Purchase Agreement.
Thank you for your attention to these matters, and please call with any questions.

Sincerely,
/s/ Melissa S. Vandewater
Melissa S. Vandewater

cc (via E-mail):         Brad Gries
    Kristin Strange
    Joel Rubin, Esq.